As filed with the Securities and Exchange Commission on August 10, 2023

Registration Statement No. 333-266834

Registration Statement No. 333-233297

Registration Statement No. 333-226815

Registration Statement No. 333-197858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266834

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233297

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226815

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197858

UNDER THE SECURITIES ACT OF 1933

___________________

inTEST CORPORATION

(Exact name of registrant as specified in its charter)

____________________

Delaware	22-2370659
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey	08054
(Address of principal executive offices)	(Zip Code)

inTEST CORPORATION 2023 STOCK INCENTIVE PLAN

inTEST CORPORATION FOURTH AMENDED AND RESTATED 2014 STOCK PLAN

(Full title of the plans)

____________________

Duncan Gilmour

Chief Financial Officer, Treasurer and Secretary

inTEST Corporation

804 East Gate Drive, Suite 200

Mt. Laurel, New Jersey 08054

(585) 352-7777

(Name, address, and telephone number, including area code, of agent for service)

_________________________________

Copy of all communications to:

Alexander R. McClean, Esq.

C. Christopher Murillo, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604 (858) 231-1396

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-8 (together, the “Prior Registration Statements”) filed by inTEST Corporation, a Delaware corporation (the “Registrant” or the “Company”):

●

The Registration Statement on Form S-8, filed on August 12, 2022 (File No. 333-266834), registering 500,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the inTEST Corporation Fourth Amended and Restated 2014 Stock Plan (the “2014 Plan”);

●	The Registration Statement on Form S-8, filed on August 15, 2019 (File No. 333-233297), registering 1,000,000 additional shares of Common Stock, issuable under the 2014 Plan;
●	The Registration Statement on Form S-8, filed on August 13, 2018 (File No. 333-226815), registering 500,000 additional shares of Common Stock, issuable under the 2014 Plan; and
●	The Registration Statement on Form S-8, filed on August 5, 2014 (File No. 333-197858), registering 500,000 shares of Common Stock, issuable under the 2014 Plan.

On June 21, 2023 (the “Effective Date”), the Registrant’s shareholders approved the inTEST Corporation 2023 Stock Incentive Plan (the “2023 Plan”). The shares of Common Stock authorized for issuance under the 2023 Plan include (i) the number of shares of Common Stock available for issuance under the 2014 Plan on the Effective Date, and (ii) any shares of Common Stock that are subject to awards granted under the 2014 Plan that expire, are forfeited or canceled or terminate for any other reason on or after the Effective Date, without the issuance of shares (collectively, the “Rollover Shares”). Immediately prior to the Effective Date, there were 767,942 shares of Common Stock remaining available for issuance and 862,701 shares of Common Stock subject to awards then outstanding under the 2014 Plan. Outstanding awards granted under the 2014 Plan will continue to be governed by the terms of the 2014 Plan, but no new awards will be granted under the 2014 Plan after the Effective Date.

The Registrant is filing the Post-Effective Amendments in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43 issued by the staff of the Securities and Exchange Commission (the “SEC”) to amend the Prior Registration Statements to register the offer of the Rollover Shares under the 2023 Plan (as such shares are no longer issuable under the 2014 Plan). No additional securities are being registered by these Post-Effective Amendments.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The documents listed in clauses (a) through (e) below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of the filings that are furnished, under applicable Securities and Exchange Commission (the “Commission”) rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 22, 2023;

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the Commission on May 11, 2023;

c.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Commission on August 10, 2023;

d.	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 14, 2023, May 11, 2023, and June 27, 2023; and

e.

The Description of the Registrant’s Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 8, 2013, and any amendment or report filed for the purpose of updating such description (including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 23, 2020).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The following is a summary of the general effect of the Delaware General Corporation Law (the “DGCL”), our bylaws and certificate of incorporation and certain agreements entered into with each of our directors and executive officers relating to the indemnification of our directors and officers and insurance therefor. Such summaries are necessarily subject to the complete text of such statute, bylaws, certificate of incorporation and agreements and are qualified in their entirety by reference thereto.

Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Section 145 of the DGCL also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article VI of our bylaws provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL. Our bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Our bylaws require that we indemnify our officers and directors in connection with any proceeding (or part thereof) initiated by the officer or director only if the initiation of the proceeding was authorized by the Board of Directors.

Article IX of our certificate of incorporation provides that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

We have entered into an indemnification agreement with each of our directors and officers. Under the terms of the indemnification agreements, subject to certain exceptions specified in the indemnification agreements, we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law in the event a director or officer becomes subject to or a participant in certain claims or proceedings as a result of his or her service as a director or officer. We will also, subject to certain exceptions and repayment conditions, advance to our directors and officers specified indemnifiable expenses incurred in connection with such claims or proceedings.

We have an insurance policy which will entitle us to be reimbursed for certain indemnity payments we are required or permitted to make to our directors and officers.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2019, filed on March 23, 2020, incorporated herein by reference.
4.2	Bylaws, as amended and restated on April 23, 2018, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2018, incorporated herein by reference.
4.3	Specimen Stock Certificate evidencing shares of Common Stock, filed as Exhibit 4.1 to Form 8-A/A filed on May 4, 2011, incorporated herein by reference.
5.1*	Opinion of Harter Secrest & Emery LLP.
23.1*	Consent of RSM US LLP.
23.3*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of these Post-Effective Amendments)
99.1	inTEST Corporation Fourth Amended and Restated 2014 Stock Plan, filed as Exhibit 10.1 to Form 8-K filed on June 27, 2022, incorporated herein by reference.
99.2

inTEST Corporation 2023 Stock Incentive Plan is incorporated herein by reference from Appendix A to our Definitive Proxy Statement filed on April 27, 2023 in connection with the 2023 Annual Meeting of Stockholders.

* Filed herewith.

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mt. Laurel, State of New Jersey, on August 10, 2023.

inTEST CORPORATION

By:	/s/ Richard N. Grant
Name:	Richard N. Grant
Title:	President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Richard N. Grant, Jr. and Duncan Gilmour, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard N. Grant, Jr.	President, Chief Executive Officer and Director	August 10, 2023
Richard N. Grant, Jr.	(Principal Executive Officer)

/s/ Duncan Gilmour	Chief Financial Officer Treasurer and Secretary	August 10, 2023
Duncan Gilmour	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph W. Dews IV	Chairman	August 10, 2023
Joseph W. Dews IV

/s/ Steven J. Abrams	Director	August 10, 2023
Steven J. Abrams, Esq.

/s/ Jeffrey A. Beck	Director	August 10, 2023
Jeffrey A. Beck

/s/ Gerald J. Maginnis	Director	August 10, 2023
Gerald J. Maginnis